EXHIBIT 10.1

PROMISSORY NOTE

Effective Date: June 6, 2017

U.S. $200,000.00

1. FOR VALUE RECEIVED, Almost Never Films Inc.., a Nevada corporation (“Company”), promises to pay to Weirong Zhang., or its successors or assigns (“Investor”), $200,000 (the “Purchase Price”), and any interest, fees, charges and penalties in accordance with the terms set forth herein. This Promissory Note (this “Note”) is issued and made effective as of June 6, 2017 (the “Effective Date”). For purposes hereof, the “Outstanding Balance” (as defined below) means the Purchase Price (as defined below), as reduced or increased, as the case may be, pursuant to the terms hereof for redemption, conversion or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges (including without limitation late charges) incurred under the Note.

The Purchase Price shall be paid by Investor directly to Company. Company agrees that the Note is fully paid for as of the Effective Date.

This Note shall have a maturity date, which shall be the date that is three (3) months from the date the Purchase Price is paid (the “Purchase Price Date”) for the Note (the “Maturity Date”). The Purchase Price Date for the Note shall be the Effective Date. On the Maturity Date, the Outstanding Balance shall be due and payable.

2. Interest. This Note shall accrue an interest charge of 2.5%, per 90 days (the “Interest Charge”) from the Effective Date.

3. Intentionally Omitted.

4. Intentionally Omitted.

5. Default. The following are events of default under this Note: (i) Company shall fail to pay any principal under this Note, pursuant to the terms of this Note, on or before the Maturity Date; or (ii) Company shall fail to pay any interest or any other amount under this Note, pursuant to the terms of this Note, on or before the Maturity Date; or (iii) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for ten (10) days or shall not be dismissed or discharged within thirty (30) days; or (iv) Company shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) Company shall make a general assignment for the benefit of creditors; or (vi) Company shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against Company; or (viii) any representation, warranty or other statement made or furnished by or on behalf of Company to Investor herein or in connection with the issuance of the Notes shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

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6. Remedies. Upon the occurrence of any event of default described above, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Investor. The “Mandatory Default Amount” means the Outstanding Balance (the “Default Effect”), provided that the Default Effect may only be applied with respect to the first two (2) events of default that occur. Commencing five (5) days after the occurrence of any event of default, interest shall accrue on the Outstanding Balance of each Note at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Note until such time, if any, as Investor receives full payment pursuant to this Section 6. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver certificates representing Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

7. No Offset. Company acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or conversions called for herein in accordance with the terms of the Notes.

8. Intentionally Omitted.

9. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Investor has the right to have any such opinion provided by its counsel and Company agrees that it shall not unreasonably withhold acceptance of any such opinion. Investor acknowledges that Company requires an opinion of counsel independent of Company for all sales of its restricted common stock.

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IN WITNESS WHEREOF, Company has caused this Note to be duly executed as of the Effective Date set out above.

COMPANY:

Almost Never Films Inc.

By:	/s/ Danny Chan
Name: Danny Chan
Title: CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

By: /s/ Weirong Zhang

Name: Weirong Zhang

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